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Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc.	Burns McClellan, Inc.
Thomas E. Newberry Vice President,	Jonathan M. Nugent (investors)
Corporate Communications	Kathy Jones, Ph.D. (media)
(508) 370-5374	(212) 213-0006

GTC BIOTHERAPEUTICS ANNOUNCES PRIVATE PLACEMENT
OF COMMON STOCK AND WARRANTS

FRAMINGHAM, MA—July 30, 2003—GTC Biotherapeutics, Inc. (Nasdaq: GTCB) ("GTC") announced today that it has entered into definitive agreements with certain institutional and accredited investors for a private placement of Common Stock and Common Stock Purchase Warrants. GTC has agreed to sell an aggregate of approximately 3.63 million shares of Common Stock at $2.55 per share. The investors will also receive warrants to purchase an aggregate of approximately 0.9 million shares of GTC's Common Stock at an exercise price of $3.30 per share.

SG Cowen Securities Corporation acted as exclusive placement agent for the securities sold in this transaction.

The proceeds of the financing are expected to be used for general corporate purposes, including funding GTC's ongoing clinical trials and operations.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. GTC has agreed to file a resale registration statement on Form S-3 within 30 days after the closing of the transaction for purposes of registering the shares of Common Stock, as well as the shares of Common Stock underlying the warrants, acquired by these investors.

GTC Biotherapeutics is the leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC has more than a dozen programs in development, including its internal proprietary products, one of which is in clinical trials. GTC has begun a clinical efficacy study in Europe with its lead internal program, recombinant human antithrombin III (rhATIII), a human blood plasma protein. In addition to the rhATIII program, GTC is developing a recombinant human serum albumin and a malaria vaccine. In GTC's external programs, GTC's technology is used to develop transgenic production of the partners' proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional bioreactor systems. GTC's external program collaborations are developing transgenic versions of products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer. Additional information is available on the GTC web site, http:///www.gtc-bio.com.

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  Exhibit 99.1
GTC BIOTHERAPEUTICS ANNOUNCES PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS